EXHIBIT 99.1
Dan O. Dinges and Robert S. Boswell to Retire from Coterra Energy Board of Directors
Coterra Energy Inc. (“Coterra” or the “Company”) (NYSE: CTRA) today announced that Dan O. Dinges and Robert S. Boswell plan to retire from the Board of Directors at the end of their current term and not stand for re-election at Coterra’s 2025 annual meeting of stockholders.
Mr. Dinges served as Chairman, President, and Chief Executive Officer of Cabot Oil & Gas for 20 years, with nearly 40 total years of executive management experience in the oil and gas exploration and production business. After the formation of Coterra, Dinges remained Executive Chairman until December 2022 before serving another two years as a Director. He brought significant value to our Board with his institutional knowledge of the predecessor entity, as well as a broader corporate governance and strategy perspective from his service on other boards, across various industries.
Mr. Boswell served as Chairman and Chief Executive Officer of several private and public exploration and production companies over the past 40 years. He has served as a Director on the Board of Coterra, and its predecessor, since 2015. Mr. Boswell brought deep management and operating experience as an executive in the upstream oil and gas industry and an extensive technical understanding of the development of oil and gas reserves, as well as substantial financial expertise, to the Company’s Board.
Tom Jorden, Chairman, Chief Executive Officer, and President commented, “Dan Dinges’ visionary leadership in building Cabot will remain one of the landmark stories of the shale era and made the foundation of Coterra possible. His voice of experience and wisdom has been instrumental in our early years, and we express our deepest thanks for his service to our Board and to the formation of our company. Bob Boswell defines the words professional and gracious, and his technical expertise and organizational experience have been deeply helpful to our Board and to our team. We wish both Dan and Bob the best. Their impact has made Coterra stronger and more resilient.”

About Coterra Energy
Coterra is a premier exploration and production company based in Houston, Texas with focused operations in the Permian Basin, Marcellus Shale and Anadarko Basin. We strive to be a leading energy producer, delivering sustainable returns through the efficient and responsible development of our diversified asset base. Learn more about us at www.coterra.com.

Investor Contact
Daniel Guffey – Vice President of Finance, IR, and Treasury
281.589.4875
Hannah Stuckey – Investor Relations Manager
281.589.4983